EXHIBIT 10.7

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 7th day of February, 2005, by and between Heritage Bankshares, Inc., a Virginia corporation (hereinafter referred to as “Bankshares”), Heritage Bank & Trust, a Virginia corporation, and Michael S. Ives (the “Executive”).

RECITALS

          Bankshares desires to employ Executive on the terms and conditions set forth herein, and Executive desires to be employed under the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, Bankshares and Executive hereby agree as follows:

          1.          DEFINITIONS:  Except as otherwise expressly provided in this Agreement, the following terms shall have the following meanings for all purposes of this Agreement:

                       (a)     Accounting Firm means Bankshares’ independent accounting firm immediately prior to a Change of Control.

                       (b)     Base Salary means the annual compensation specified in Section 4 below.

                       (c)     Cause means any of the reasons listed in Section 9(d) below for which this Agreement may be terminated or Executive may be discharged prior to the end of the Term hereof.

                       (d)     Change of Control means a change in the ownership or effective control of Bankshares or in the ownership of a substantial portion of the assets of Bankshares and shall be deemed to have occurred upon the occurrence of any of the following events.

                                  (1)     The acquisition by any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) (other than Bankshares, any Subsidiary or any Bankshares or Subsidiary’s employee benefit plan), directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of Bankshares representing thirty-five percent (35%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of Bankshares, but excluding for this purpose any such acquisition by any corporation with respect to which, following the acquisition, the outstanding common stock of Bankshares immediately prior thereto continues to represent (either by remaining outstanding or being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of Bankshares or such surviving entity or a parent or affiliate thereof outstanding immediately after the acquisition;

                                  (2)     Either a majority of the directors of Bankshares elected at Bankshares’ annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of Bankshares, or the “incumbent directors” shall cease to constitute a majority of the directors of Bankshares.  The term “incumbent director” shall mean any director who was a director of Bankshares on February 7 2005 and any individual who becomes a director of Bankshares subsequent to February 7, 2005 and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors;

                                  (3)     The shareholders of Bankshares approve (x) a merger, consolidation or other business combination of Bankshares with any other “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the 1934 Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of Bankshares immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of Bankshares or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of Bankshares or an agreement for the sale or disposition by Bankshares of all or substantially all of Bankshares’ assets;

                                  (4)     A Change of Control as defined in Section 280G of the Code; or

                                  (5)     Any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of Bankshares determines to affect control of Bankshares and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of this Agreement; or

                                            The date of a Change of Control described herein is the date on which an event described above in this Section 1(d) occurs.

                       (e)     Code means the Internal Revenue Code of 1986, as amended.

                       (f)     Exchange Act means the Securities Exchange Act of 1934, as amended.

                       (g)     Excise Tax means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to that tax.

                       (h)     Good reason means the occurrence of any of the conditions listed in Section 9(f) below which is followed by the resignation of Executive within twelve (12) months after such occurrence.

                       (i)     Gross-Up Payment means an amount paid to Executive with respect to the Excise Tax pursuant to Section 10(f).

                       (j)     Health Coverage Continuation means continuation of Executive’s health insurance benefits coverage as described in Section 7 below and to the extent provided in Section 9 below until Executive attains age sixty-five (65).  This Health Coverage Continuation is subject to Executive’s payment of the cost of coverage at the rate that is in effect from time to time for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or if greater, the rate charged for Executive’s coverage under any applicable insurance policy.  Bankshares shall use its best efforts to continue Executive’s health insurance coverage, including, but not limited to, creating a new class of covered employees, consultants or retirees which includes the Executive, but in its efforts, Bankshares shall not be required to extend coverage to employees (other than Executive) who have terminated employment with Bankshares or any Subsidiary.

                       (k)     Payment means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise pursuant to any plan, agreement or understanding between Executive and Bankshares.

                       (l)     Resignation for good reason means resignation by Executive in accordance with the provisions of Section 9(f) below.

                       (m)     Restricted Period means a period ending on the later of (1) twelve (12) months after Executive’s resignation or other voluntary termination of employment pursuant to Section 9(c) below or Executive’s termination for cause pursuant to Section 9(d) below; or (2) the end of any period during which Executive’s Base Salary is continued after his termination of employment with Bankshares.

                       (n)     Severance pay means an amount paid to Executive pursuant to Section 10(a) in the event he is terminated without cause following a Change of Control or resigns for good reason following a Change of Control.

                       (o)     Subsidiary means any corporation at least a majority of the stock of which is owned by Bankshares, either directly or through one or more other Subsidiaries, and any other entity controlled, directly or indirectly, by Bankshares or any other Subsidiary.

                       (p)     Term means the term of this Agreement specified in Section 3 below, and all renewals and extensions thereof.

                       (q)     Termination for cause means discharge of Executive prior to the end of the Term in accordance with the provisions of Section 9(d) below for any of the reasons listed therein.

                       (r)     Termination without cause means discharge of Executive prior to the end of the Term in accordance with the provisions of Section 9(e) below.

          2.          EMPLOYMENT:

                       (a)     During the Term, Executive shall be employed as the President and Chief Executive Officer of Bankshares and Heritage Bank & Trust and shall perform such services for Bankshares and/or one or more Subsidiaries as may be assigned to Executive by Bankshares from time to time upon the terms and conditions hereinafter set forth.  Executive’s services shall be rendered in a chief executive capacity and shall be of the type for which Executive is suited by background and training.  Executive’s duties shall include Executive’s serving as a director of Bankshares and Heritage Bank & Trust for which Executive shall not be compensated except pursuant to Executive’s compensation under this Agreement.  Executive agrees that, during the Term of Executive’s employment under this Agreement, he will devote his full business time and energy to the business, affairs and interests of Bankshares and serve diligently and to the best of his ability.  Notwithstanding anything in this Agreement to the contrary, the parties to this Agreement recognize that during the period from February 7, 2005 until April 1, 2005, the Executive shall fulfill various personal commitments and the Executive will devote as much of his time and energy to the business of Bankshares as the Executive determines but that such commitment shall not be full time.  Executive may serve as a director, trustee or officer of other corporations and entities, including without limitation charitable organizations, and engage in other activities (including without limitation service with the Virginia Bankers Association and the City of Norfolk, Virginia) to the extent those activities and services do not inhibit the performance of Executive’s duties hereunder or conflict with the business of Bankshares or any Subsidiary or any other affiliate of Bankshares or a Subsidiary.

                       (b)     References in this Agreement to services rendered for Bankshares and compensation, benefits, indemnification and liability insurance payable or provided by Bankshares shall include services rendered for and compensation, benefits, indemnification and liability insurance payable or provided by any Subsidiary, and references in this Agreement to “Bankshares” shall mean and refer to each “Subsidiary” for which Executive performs services, as the context may require.

          3.          TERM:  The initial term of this Agreement shall begin on February 7, 2005 and end on December 31, 2009.  Executive and Bankshares shall commence confidential discussions in 2007 for the purpose of determining whether, and if so on what terms, to renew this Agreement for a three year period following the end of the initial Term, and such determination and renewal, if any, shall be complete by December 31, 2007.  If this Agreement is renewed or renegotiated through December 31, 2012, then the Executive and Bankshares may extend the renewed or renegotiated agreement annually.

          4.          BASE SALARY:  Beginning April 1, 2005, Executive shall receive initial Base Salary at the rate of $200,000 per year, payable in substantially equal installments no less frequently than monthly (less any amounts withheld as required by law or pursuant to any benefits plan).  At least annually, Bankshares shall review and, in its sole discretion, may increase Executive’s Base Salary.  If the Executive’s Base Salary is increased by Bankshares, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement and such Base Salary shall not be reduced during the Term of this Agreement.

          5.          ANNUAL INCENTIVE BONUS:  Executive shall have the opportunity to earn an annual incentive bonus during each calendar year in the Term.  Executive’s bonus shall be based upon Executive’s performance during the applicable year.  Executive’s bonus for 2005 shall be determined by the Board of Directors of Bankshares on the basis of subjective performance factors determined in its discretion and such bonus shall be no greater than 35% of Base Salary paid during 2005.  During 2006 and subsequent calendar years in the Term, Executive’s bonus shall be based on Executive’s and Bankshares’ achievement of certain performance goals and objectives mutually agreed upon in good faith by Executive and the Board during 2005 and in advance of each subsequent calendar year in the Term.  Assuming Executive meets at least 90% of said goals and objectives, Executive’s bonus shall be 15% of Base Salary paid during the applicable year.  Executive’s bonus shall be 25% of Base Salary paid during the applicable year if Executive meets the established goals and objectives, and shall be  35% of Base Salary paid during the applicable year if Executive exceeds the goals and objectives by 110%.  The Board and Executive shall agree to make pro rata adjustments to the bonus percentages to be paid according to the actual percentage of the goals attained, e.g., if 92% of the goals and objectives are attained, Executive’s bonus shall be 17%.

          6.          STOCK OPTIONS:

                       (a)     Pursuant to Bankshares’ current stock option plan, Bankshares shall grant Executive a fully-vested option to purchase 30,000 shares of Bankshares’ common stock on February 8, 2005 and the exercise price shall be the weighted average of the reported sales price for the thirty (30) calendar days ending on February 7, 2005 to be determined by multiplying each day’s average reported price of such stock by such day’s reported sales volume.  To the extent not exercised, this option shall be cancelled and reissued if the price of a share of Bankshares’ common stock at a public offering is less than the exercise price determined on the date of grant.  All other terms of the reissued option shall be the same as those contained in the cancelled option.  The option shall qualify as an incentive stock option pursuant to Section 422 of the Code to the maximum extent possible.  The portion of the option that does not satisfy the incentive stock option requirements shall be treated as a nonqualified stock option pursuant to Section 83 of the Code and the regulations thereunder.  In no event shall failure to qualify as an incentive stock option preclude the grant of the option.  The Board of Directors of Bankshares shall issue a grant letter on February 8, 2005 containing the material terms described herein that shall govern this option.  A form of the option agreement shall be attached to the grant letter.   Executive shall purchase at least $750,000 of Bankshares’ common stock at a public offering of shares of Bankshares common stock (after consideration of any friends and family discounts available in marketing the offering), or by private sale if no offering is completed by December 31, 2005, provided, however, that a purchase by private sale shall be subject to the availability of such shares and the Executive’s reasonable determination that the price at which such shares are offered is acceptable to the Executive.   Executive shall use his best efforts to complete the private sale if there is no public offering.

                       (b)     Upon the effective date of the stock option plan that Bankshares agrees to adopt in 2005, and on the first business day in January, 2006, and in each January thereafter during the Term, Bankshares shall grant Executive an option to purchase 10,000 shares of Bankshares’ common stock (totalling 50,000 shares during the initial Term).  The options shall qualify as incentive stock options pursuant to Section 422 of the Code to the maximum extent possible.  These annual grants and any cancellation and reissuance of Executive’s option for 30,000 shares pursuant to Section 6(a) above shall be subject to the implementation of a revised stock option plan authorizing these grants and the provisions for cancellation and reissuance that is approved by the shareholders of Bankshares and shall also be subject to the registration of the shares subject to these options with the Securities and Exchange Commission, and Bankshares shall employ its best efforts to effect these contingencies.  If the implementation date of the revised stock option plan is delayed, then upon implementation Bankshares shall issue an option for the cumulative number of shares that would have been issued had the revised stock option plan been implemented in 2005.

                       (c)     All shares of Bankshares’ common stock subject to the options granted pursuant to this Section 6 shall have a purchase price equal to the fair market value of shares of Bankshares’ common stock on the respective dates of grant.  For this purpose, fair market value shall be determined according to the definition of fair market value under Bankshares’ stock option plan unless Executive and Bankshares shall agree to a different definition.

                       (d)     The options granted pursuant to this Section 6 shall expire ten (10) years after the date of grant.  The options granted pursuant to Section 6(b) above shall generally vest and become exercisable at the rate of twenty percent (20%) on December 31 of the year granted and on each subsequent December 31 until fully vested.  In the event of Executive’s termination by Bankshares without cause, Executive’s resignation for good reason, Executive’s death or permanent disability under Section 9(a) below, or upon a Change of Control, all options granted shall become fully vested immediately.  All options granted pursuant to this Section 6 that are fully vested upon Executive’s termination of employment shall remain exercisable for two (2) years following such termination, except that in the event of Executive’s resignation or other voluntary termination of employment pursuant to Section 9(c) below or Executive’s termination by Bankshares for cause pursuant to Section 9(d) below, the vested options shall remain exercisable for six (6) months only following any such termination.

          7.          OTHER BENEFITS AND REIMBURSEMENTS:  During the Term of employment under this Agreement, Executive shall participate or be entitled to participate in any pension, group insurance, hospitalization, incentive or deferred compensation and other benefit or compensation plans of Bankshares presently in effect or hereafter adopted and generally available to all employees of senior executive status; provided, that Executive’s participation in annual bonus and stock option plans shall be governed by Sections 5 and 6 above.  Executive shall also be entitled to any additional compensation, benefits or perquisites, if any, that may be provided specifically to or for Executive by Bankshares from time to time.  During the Term, to the extent that Executive’s expenditures are substantiated by Executive as required by corporate policies, Executive shall be reimbursed promptly for all expenditures (including travel, entertainment, parking and business meetings) made in pursuance and furtherance of the business and good will of Bankshares.  Bankshares acknowledges that Executive’s principal duties include his serving as the face of Bankshares and its Subsidiaries to the community, and thus that Executive can be anticipated to incur and shall be reimbursed for substantial expenditures arising from Executive’s marketing efforts.  Bankshares further acknowledges that Executive’s civic involvement is of importance to its business and goodwill.  Executive may employ Bankshares’ property, materials and personnel in community, cultural and similar matters, and in addition, in incidental private personal matters, subject in all cases to any reasonable limitations that the Board of Directors of Bankshares may prescribe.  Without limiting the foregoing, Executive shall be entitled to the following benefits and perquisites:

                       (a)     Executive shall be entitled to four (4) weeks paid vacation per year beginning April 1, 2005, and Executive may accrue and carry over unused vacation time from year to year during the Term.  Executive may accelerate one (1) week of paid vacation to a year from the next following year.  Executive shall be paid for his accrued and unused vacation time upon termination of employment for any reason.

                       (b)     Executive shall accrue the greater of:  (i) the number of days of sick leave that may be accrued according to Bankshares’ policy for all employees beginning April 1, 2005 through the Term of this Agreement, or (ii) two (2) days of sick leave per month beginning April 1, 2005 through December 31, 2005 and one and one-half (1-1/2) days of sick leave per month thereafter during the Term, and Executive may carry over unused sick leave from year to year during the Term.  Executive shall be paid for his accrued and unused sick leave upon termination of employment for any reason.

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                       (c)     During the Term, Bankshares shall provide Executive with (1) a $500 monthly automobile allowance; (2) payment of Executive’s membership dues at the Town Point Club; and (3) a personal laptop computer for his exclusive use.

                       (d)     Executive’s reasonable expenses for attendance at meetings of the Virginia Bankers’ Association and similar trade groups shall be reimbursed by Bankshares.  Executive’s time and attendance at any such meetings, at functions of the Norfolk Retirement System, and at functions promoted or sponsored by other civic endeavors as are approved by Bankshares’ Board of Directors, shall be considered as performance of the Executive’s duties and shall not be treated as a use of Executive’s vacation time, even if such meetings or functions span multiple days and are held in locations outside of South Hampton Roads.

                       (e)     Executive shall be provided the services of an Executive Assistant.  The duties of the Executive Assistant shall include assisting the Executive with his duties as Chief Executive Officer, President and Director, his charitable and civic obligations, and incidental personal items.

          8.          INDEMNIFICATION:

                       (a)     Bankshares and each bank Subsidiary for which Executive provides services shall indemnify and hold Executive harmless from and against all liability and expense resulting from (1) all acts or omissions of Executive while acting in the capacity of a director, officer, trustee, or fiduciary and/or employee of Bankshares and its Subsidiaries during Executive’s employment as such director, officer, and/or employee and (2) acts or omissions of Bankshares and its Subsidiaries occurring or alleged to have occurred during or prior to Executive’s employment, on terms and conditions no less favorable to Executive than the terms and conditions providing for indemnification of officers and directors under the Articles or Certificate of Incorporation and the Bylaws of Bankshares and each such Subsidiary as in effect on the date of this Agreement.  If the Articles or Certificate of Incorporation or the Bylaws of Bankshares and/or each such Subsidiary are hereafter amended to provide officers and directors with broader or greater rights of indemnification, Bankshares and each such Subsidiary acknowledge and agree that Executive shall be indemnified and held harmless under such broader or greater rights of indemnification and, further, that in no event shall Executive be entitled to any lesser rights of indemnification than would be available to Executive under such Articles or Certificate of Incorporation and/or Bylaws on the date of this Agreement.

                       (b)     To the maximum extent permitted by applicable law as in effect on the date of this Agreement and without abridging or limiting the right of indemnification provided under Section 8(a) above, Bankshares and each bank Subsidiary for which Executive provides services shall indemnify and hold Executive harmless from and against all liability and expense resulting from (1) all acts or omissions of Executive while acting in the capacity of a director, officer, trustee, fiduciary and/or employee of Bankshares and its Subsidiaries during Executive’s employment as such officer and director and (2) acts or omissions of Bankshares and its Subsidiaries occurring or alleged to have occurred during or prior to Executive’s employment.  If applicable laws relating to the indemnification of officers and directors (including, without limitation, the rules and regulations of the appropriate primary federal or state banking agency for Bankshares and each bank Subsidiary for which Executive provides services) are hereafter amended to provide officers and directors with broader or greater rights of indemnification than is provided under Section 8(a) above or this Section 8(b), Bankshares and each such Subsidiary acknowledge and agree that Executive shall be indemnified and held harmless under such broader or greater rights of indemnification and, further, that in no event shall Executive be entitled to any lesser rights of indemnification than are presently available to Executive under Section 8(a) above or this Section 8(b) on the date of this Agreement.  Bankshares and Executive further acknowledge and agree that it is the intention of the parties that Executive shall be entitled to indemnification as set forth under Section 8(a) above and this Section 8(b) to the greatest extent possible under either the Articles or Certificate of Incorporation and the Bylaws of Bankshares and each bank Subsidiary for which Executive performs services or applicable law as in effect on the date of this Agreement or as hereafter amended from time to time to provide broader or greater rights of indemnification.

                       (c)     Bankshares shall carry Directors and Officers Liability Insurance in such amounts as the Board of Directors in its discretion deems appropriate, and any payments made under such policy to Executive or on Executive’s behalf shall be offset against the indemnification obligation set forth in Section 8(a) and Section 8(b) above.  Notwithstanding the foregoing, the indemnification provided by Section 8(a) and Section 8(b) above shall not apply, and Executive shall not be indemnified, with respect to any acts or omissions which constitute wanton or willful misconduct or willful gross negligence.

                       (d)     The indemnity obligation set forth in this Section 8 shall be subject to the prohibitions and limitations established by applicable law and as set forth in applicable regulations adopted by any federal or state bank regulatory agency having jurisdiction over Bankshares or any bank Subsidiary.

                       (e)     The provisions of this Section 8 shall survive termination of this Agreement.

          9.          TERMINATION:  Executive’s employment under this Agreement may be terminated under any of the following conditions.

                       (a)     Disability:  If Executive is unable to perform the essential functions of Executive’s job (as described in this Agreement) on a full-time basis for a period of six (6) consecutive months (or for such shorter period ending with Executive’s eligibility for and receipt of long-term disability benefits under an insurance policy or employee benefit plan provided or made available to Executive by Bankshares) by reason of illness or other physical or mental disability, Bankshares shall have the right to terminate Executive’s employment under this Agreement by giving Executive thirty (30) days written notice thereof.  If Executive’s employment is so terminated, Executive shall be paid any salary and benefits to which Executive may be entitled until the end of the payroll period in which the date of termination occurs, and thereafter, Bankshares shall have no further obligation for additional compensation and benefits under this Agreement, except that Executive shall be entitled to Health Coverage Continuation and to payment for accrued and unused vacation and sick leave.  During the six month period of continuous disability and until the Executive’s termination of employment because of disability, Bankshares shall grant any options and vest any options that are scheduled to be granted or vested pursuant to Section 6. A condition of disability shall be determined by the Board of Directors of Bankshares on the basis of competent evidence.  A written opinion of a licensed physician certified in his field of specialization and acceptable to the Board, or Executive’s entitlement to or receipt of long-term disability benefits under any insurance policy or employee benefit plan provided or made available to Executive by Bankshares or under Federal Social Security law, shall be conclusive evidence of disability.

                       (b)     Death:  In the event of Executive’s death during the Term of this Agreement, Executive’s estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid compensation at the rate in effect at the time of Executive’s death for a period of one (1) month after the date of Executive’s death and shall be paid for accrued and unused vacation and sick leave.

                       (c)     Resignation By Executive:  If Executive resigns or voluntarily leaves the employ of Bankshares, other than under circumstances treated as resignation for good reason, then Executive shall be in breach of this Agreement and, without limiting the generality of the foregoing, the obligations of Bankshares to Executive shall terminate, except for the obligation to pay any accrued and unpaid salary, vacation and sick leave as of the date of such resignation and to provide Health Coverage Continuation.

                       (d)     Termination For Cause:  The Board of Directors of Bankshares may, in its sole discretion and after compliance with the notice and hearing procedures contained in this Section 9(d), terminate Executive’s employment for breach upon the occurrence of any of the following:

                                 (1)     Continued and willful neglect by Executive of Executive’s duties for or on behalf of Bankshares or any of its Subsidiaries;

                                 (2)     Executive’s willful disregard of the directions of Bankshares’ Board of Directors in a matter material to the operations of Bankshares;

                                 (3)     Willful misconduct of Executive in connection with the performance of any of Executive’s duties, including, by way of example, but not limitation, misappropriation of funds or property of Bankshares or its Subsidiaries or a Subsidiary’s depositors or borrowers, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of Bankshares or its Subsidiaries to the prejudice of Bankshares or its Subsidiaries;

                                 (4)     Conduct by Executive which results in Executive’s suspension and/or temporary prohibition or removal and/or permanent prohibition from participation in the conduct of the affairs of Bankshares or a Subsidiary pursuant to the rules and regulations of the primary federal or state banking agency for Bankshares or the Subsidiary or any other federal or state banking agency having regulatory jurisdiction over Bankshares or the Subsidiary;

                                 (5)     Conviction of Executive of a felony or any misdemeanor involving moral turpitude;

                                 (6)     Willful violation of any code of conduct or standards of ethics applicable to employees of Bankshares that results in material and demonstrable damage to the business or reputation of Bankshares; or

                                 (7)     The issuance of a permanent injunction or similar remedy against Executive preventing Executive from executing or performing all or part of this Agreement.

                                           Executive shall not be terminated for cause unless and until (x) there shall have been delivered to Executive a notice of termination from Bankshares (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before Bankshares’ Board of Directors) accompanied by a resolution duly adopted by a majority of the directors (other than Executive) of Bankshares then in office, finding that, in the good faith opinion of such directors, cause (as set forth above in this Section 9(d)) exists and specifying the particulars thereof in detail, and (y) Executive shall have failed to cure any such cause within thirty (30) days after Executive’s receipt of the notice of termination.  Nothing in such notice or such resolution or specifications shall be used by Executive as grounds for any claim (A) against any director who acts in good faith in connection therewith or (B) against Bankshares unless one or more of the directors voting for such resolution has acted in bad faith in connection therewith (but nothing herein shall preclude Executive from contesting any allegation or finding that cause existed or from pursuing any available remedy against Bankshares for breach of this Agreement).

                                           If Executive’s employment is terminated for cause or Bankshares has cause for termination and Executive voluntarily resigns, Executive shall not be entitled to any further compensation or benefits under this Agreement other than payment for accrued and unused vacation and sick leave. Moreover, nothing in this Section 9 is intended to have any effect on any rights that are vested.

                                           Notwithstanding anything herein to the contrary, except as “willful” may be otherwise defined by the rules and regulations of the primary federal or state banking agency for each such Subsidiary or any other federal or state banking agency having regulatory jurisdiction over each such Subsidiary, (x) no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of Bankshares and/or each bank Subsidiary for which Executive performs services, and (y) no failure to act on Executive’s part shall be considered “willful” if such failure is a result of a condition of disability within the meaning of Section 9(a) of this Agreement.

                       (e)     Termination Without Cause:  The Board of Directors of Bankshares may, in its sole discretion, terminate Executive’s employment under this Agreement without cause at any time in any lawful manner by not less than thirty (30) days written notice to Executive.  In the event of such termination: (i) Executive shall be paid accrued and unused vacation and sick leave as of the date of termination, (ii) Executive shall continue to be paid, during the remainder of the Term that follows such termination, the Base Salary that Executive is entitled to receive as of the date Executive is terminated without cause, and (iii) Executive shall be entitled to Health Coverage Continuation.  Nothing in this Section shall affect Executive’s rights to receive any benefit which has been earned but not paid with respect to Executive’s performance prior to the date of such termination.  The salary and Health Coverage Continuation described in this Section 9(e) will be due Executive regardless of any subsequent employment attained by Executive which is not in violation of this Agreement.

                                Notwithstanding the foregoing provisions of this Section 9(e), Bankshares shall not terminate Executive’s employment without cause (nor shall any decision previously made to terminate Executive’s employment without cause be effective) nor shall Bankshares, without cause, fail to renew this Agreement pursuant to Section 3 during any period of time when Bankshares has knowledge that any person, entity or concern, whether acting independently, as part of a group or in concert with any other person, entity or concern, has taken steps reasonably calculated to effect a Change of Control of Bankshares until, in the opinion of the Board of Directors of Bankshares, such person, entity or concern has abandoned or terminated such efforts to effect a Change of Control.  Any good faith determination by the Board of Directors of Bankshares that any such person, concern or entity has abandoned or terminated such efforts to effect a Change of Control shall be conclusive and binding on Executive.  Such determination shall be promptly communicated to Executive in writing by the Secretary of Bankshares.

                       (f)     Resignation For Good Reason:

                                 (1)     Executive may resign for good reason upon the occurrence of any of the following conditions:

                                           (a)     Without Executive’s express written consent, Bankshares requires Executive to render services other than as chief executive officer of the parent company and its principal operating subsidiary;

                                           (b)     A reduction by Bankshares of Executive’s Base Salary or a reduction by Bankshares of Executive’s annual incentive bonus opportunities under Section 5 above or his stock option rights under Section 6 above;

                                           (c)     Any material breach of this Agreement by Bankshares; or

                                           (d)     A Change of Control.

The Executive’s continued employment shall not constitute consent to, or a waiver of rights, with respect to, any act or failure to act constituting good reason.

                                 (2)     Resignation for good reason shall be effected by delivering to Bankshares, within twelve (12) months after the occurrence of one of the conditions described above, a written notice specifying a date for termination of employment which is not less than thirty (30) days after the date of the notice or more than ninety (90) days after the date of the notice.  The notice shall also state that Executive is resigning for good reason as contemplated by this Section 9(f) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for resignation for good reason hereunder.  If within the notice period, Bankshares cures or corrects any circumstances providing a basis for resignation for good reason, Executive shall not be entitled to resign for good reason.

                                 (3)     If Executive resigns for good reason at any time after the date of this Agreement (other than a resignation for good reason within twelve (12) months after a Change of Control), then Executive shall continue to be paid, during the remainder of the Term that follows such resignation, the Base Salary  that Executive is entitled to receive as of the date of the notice announcing Executive’s resignation, and Executive shall be entitled to Health Continuation Coverage; provided that nothing in this Section 9(f) shall affect Executive’s rights to receive any benefit which has been earned but not paid with respect to Executive’s performance prior to the date of termination.  The salary and benefits described in this Section 9(f) shall be due Executive regardless of any subsequent employment attained by Executive which is not in violation of this Agreement.

          10.        CHANGE OF CONTROL:  Notwithstanding the provisions of Section 9 of this Agreement, if during the Term of this Agreement and within twelve (12) months after a Change of Control of Bankshares, either Executive’s employment is terminated without cause or Executive resigns for good reason, in either case, Bankshares shall provide to Executive the following severance benefits:

                       (a)     Bankshares shall pay to Executive, in lieu of the compensation specified in Sections 9(e) and 9(f), severance pay (subject to any applicable payroll or other taxes required to be withheld) equal to the greater of (a) Executive’s Base Salary for the remainder of the Term; or (b) 2.99 times Executive’s average annual compensation from Bankshares and its Subsidiaries includable in Executive’s gross income for federal income tax purposes for Executive’s most recent five (5) taxable years ending before the date on which the Change of Control occurs.  For purposes of the preceding sentence, average annual compensation shall be determined in accordance with principles under Section 280G of the Code (including determination in the event that Executive has less than five (5) complete taxable years in which he receives compensation from Bankshares and its Subsidiaries).  Severance pay shall be paid in cash (except to the extent that Executive and Bankshares agree that it shall be paid in other property) and shall be paid in one lump sum on or before Executive’s last day of employment.

                       (b)     Bankshares shall pay to Executive in a lump sum on or before Executive’s last day of employment the amount of Executive’s accrued vacation and sick leave determined on the basis of his Base Salary then in effect, or if greater, in effect immediately preceding the Change of Control.

                       (c)     Bankshares shall provide Executive with Health Coverage Continuation.

                       (d)     If any Payment to or in respect of Executive is determined to be subject to the Excise Tax, then Executive shall be entitled to receive an additional Gross-Up Payment in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  The Accounting Firm shall make all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required, the amount of any such Gross-Up Payment and the assumptions to be utilized in arriving at such determination (except that Executive’s Federal and state income taxes shall be assumed to be at the maximum marginal rates).  In the event that the Accounting Firm is serving as accountant or auditor to the individual, entity or group effecting the Change of Control, unless otherwise agreed in writing by Executive, Bankshares shall appoint another independent accounting firm reasonably acceptable to Executive to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by Bankshares.  The Gross-Up Payment, computed assuming all of the Payment constitute excess parachute payments under Section 280G of the Code, shall be paid to Executive concurrently with the severance pay under Section 10(a) above, unless Bankshares at the same time as the payment of the severance pay provides Executive with the Accounting Firm’s opinion that Executive will not incur any Excise Tax on any part or all of the Payments.  Any such opinion shall be based upon the regulations under Sections 280G and 4999 of the Code and shall be supported with substantial authority as defined in  Section 6661 of the Code and the regulations thereunder.  If any such opinion applies only to part of the Payments, Bankshares shall pay Executive the Gross-Up Payment with respect to that part of the Payments not covered by the opinion.  Executive agrees (unless requested otherwise by Bankshares) to use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that Executive owes an amount of Excise Tax greater than the amount determined above; provided, that Executive shall be entitled to reimbursement by Bankshares of all fees and expenses reasonably incurred by Executive in contesting such determination.  In the event the

Internal Revenue Service or any court of competent jurisdiction determines that Executive owes an amount of Excise Tax that is either greater or less than the amount previously taken into account in the Gross-Up Payment paid under this Section 10, Bankshares shall promptly pay to Executive, or Executive shall promptly repay to Bankshares, as the case may be, the amount of resulting excess or shortfall in the Gross-Up Payment.  Any payment that Bankshares is required to make to Executive pursuant to the preceding sentence shall include an additional amount such that after payment by Executive of all of Executive’s applicable Federal, state and local taxes on such additional amount, Executive shall retain an amount equal to the total of Executive’s applicable Federal, state and local taxes arising due to the later Payment.

                       (e)     If Executive collects any part or all of the severance pay provided under this Section 10 by or through a lawyer or lawyers, following a Change of Control and a dispute with Bankshares regarding the terms of this Section 10 and any related provision of this Agreement, Bankshares shall pay all costs of any such collection or enforcement, including reasonable legal fees and other out of pocket expenses incurred by the Executive, up to that point when Bankshares offered to settle the dispute for an amount equal to the amount that Executive is entitled to recover.

                       (f)     The payments described in this Section 10 shall be due Executive regardless of any subsequent employment obtained by Executive.

          11.        NONCOMPETITION: NONDISCLOSURE:

                       (a)     Except as otherwise provided in Section  11(c) below, during the Term and the Restricted Period, Executive shall not:  (i) either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise, become employed by, or manage or perform services for any business operation, in a managerial, marketing or sales capacity or in any advisory capacity relating to the management of the business, if such business operation has a location within South Hampton Roads (that is, the cities of Norfolk, Portsmouth, Chesapeake, Virginia Beach and Suffolk, Virginia) and competes with Bankshares or any Subsidiary; (ii) in any way induce or attempt to induce any employee of Bankshares or any Subsidiary to leave such employee’s position with Bankshares or any Subsidiary to become associated with a business competing in any way with Bankshares or any Subsidiary; or (iii) induce or attempt to induce any customer of Bankshares or any Subsidiary of either to cease transacting business with Bankshares or any Subsidiary or transfer any part of such customer’s business to any other depository institution.

                       (b)     During the Term and for twelve (12) months after the end of the Restricted Period, Executive shall hold in a fiduciary capacity for the benefit of Bankshares and its Subsidiaries all secret or confidential information, knowledge or data relating to Bankshares and its Subsidiaries and their respective businesses, which shall have been obtained by Executive during Executive’s employment by Bankshares and any Subsidiary and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement).  During the Term and for twelve (12) months after the end of the Restricted Period, Executive shall not, without the prior written consent of Bankshares and such Subsidiary or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Bankshares and any such Subsidiary and those designated by them.  After the end of the Restricted Period, the existence and identity of the customers and employees of Bankshares and any of its Subsidiaries shall not constitute secret or confidential information, knowledge or data.

                       (c)     The provisions contained in Section 11(a) shall not apply and shall have no force and effect at any time following a Change of Control. During any period in which the provisions of Section 11(a) are effective, those provisions shall not preclude Executive from (1) holding any publicly traded stock provided Executive does not acquire any stock interest in any one company in excess of one percent (1%) of the outstanding voting stock of that company or (2) practicing law on behalf of clients who compete with Bankshares or any Subsidiary.

                       (d)     The parties agree that the restrictions contained in this Section 11 are reasonable and fair.  If Executive competes in violation of the terms of this Section 11, the parties agree that Bankshares will be irreparably harmed without an adequate remedy at law.  Accordingly, Executive acknowledges that if he breaches or threatens to breach any provision of this Section 11, Bankshares shall be entitled to an injunction, both preliminary and permanent, restraining Executive from such breach or threatened breach, but such injunctive relief shall not preclude Bankshares from pursuing all other legal or equitable remedies arising out of such a breach.

                       (e)     The parties have attempted to limit Executive’s right to compete only to the extent necessary to protect Bankshares and its Subsidiaries from unfair competition.  The parties recognize, however, that reasonable people may differ in making such a determination.  Consequently, the parties hereby agree that, if the scope or enforceability of a restrictive covenant set forth in this Section 11 is in any way disputed at any time, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the legitimate business interests of Bankshares and its Subsidiaries.

          12.        NOTICES:  For the purposes of this Agreement, notices or other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered to the party to whom directed or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to such party at such party’s address last known by the party giving such notice.  Each party may, from time to time, and shall, upon request of another party, designate an address to which notices should be sent.  Notices of change of address shall be effective only upon receipt.

          13.         MODIFICATION - WAIVERS - APPLICABLE LAW:  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive and on behalf of Bankshares by such officers as may be specifically designated by the Board of Directors of Bankshares.  No waiver of any breach, condition or provision of this Agreement by any party hereto at any time shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.  The parties hereby irrevocably submit to the venue of the Circuit Court of Norfolk, Virginia for any action arising out of or relating to this Agreement.

          14.         INVALIDITY - ENFORCEABILITY:  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          15.         SUCCESSOR RIGHTS:  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and shall be binding upon Bankshares and any successor to Bankshares.  If Executive should die while any amounts would still be payable to Executive hereunder all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if  there is no such designee, to Executive’s estate.

          16.        ATTORNEY’S FEES:  Subject to Section 10(e), in the event that either party incurs costs and fees, including attorney’s fees, in enforcing its rights under this Agreement, the party substantially prevailing in such suit or action including any appeal shall be entitled to recover from the other all such costs and reasonable attorney’s fees.

          17.        COMPLIANCE WITH FEDERAL STATUTES AND REGULATIONS:

                       (a)     If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of Bankshares or any Subsidiary by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), Bankshares’ obligations to Executive under this Agreement pertaining to the applicable bank Subsidiary shall be suspended as of the date of service of any such notice unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, Bankshares may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                       (b)     If Executive is removed and/or permanently prohibited from participating in the conduct of a bank Subsidiary’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)), all obligations of Bankshares under this Agreement pertaining to the applicable bank Subsidiary shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

                       (c)     If a bank Subsidiary is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the parties hereto shall not be affected.

                       (d)     All obligations under this Agreement pertaining to a bank Subsidiary shall be terminated, except to the extent that it is determined that continuation of the contract is necessary to the continued operation of the applicable Subsidiary (i) by the appropriate federal banking agency, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the applicable Subsidiary under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (18 U.S.C. Section 1823(c)); or (ii) by the appropriate federal banking agency, at the time such agency approves a supervisory merger to resolve problems related to operation of the applicable Subsidiary or when the applicable Subsidiary is determined by such agency to be in an unsafe or unsound condition; but vested rights of the parties hereto shall not be affected.

          18.        COMPLIANCE WITH VIRGINIA CODE SECTION 6.1-47:  Upon Executive’s election as a director of Bankshares, Bankshares shall sell and Executive shall purchase the number of shares of Bankshares common stock as are necessary to comply with Virginia Code Section 6.1-47.

          19.        HEADINGS:  Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

          20.        LEGAL CONFLICT:  In the event of any conflict between any of the provisions of this Agreement and the provisions of any applicable statutes or regulations, as such statutes or regulations are in effect as of the date of this Agreement, the provisions of such statutes or regulations in effect as of the date of this Agreement shall control.

          21.        CONSTRUCTION:  This Agreement shall not be construed more strictly against one party than the other by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that each party has been represented by counsel and has contributed substantially and materially to the preparation of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

EXECUTIVE

Michael S. Ives

HERITAGE BANKSHARES, INC.

By:

Chairman of the Board

HERITAGE BANK & TRUST

By:

Chairman of the Board